August 11, 1998


WESCO International, Inc.
WESCO Distribution, Inc.
Commerce Court, Suite 700
Four Station Square
Pittsburgh, Pennsylvania 15219

Ladies and Gentlemen:

         We have acted as special counsel for WESCO International, Inc. a Delaware corporation ("Holdings"), and WESCO Distribution, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Holdings and the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended ( the "Securities Act"), relating to the issuance by Holdings of $87,000,000 aggregate principal amount at maturity of its 11 1/8% Senior Discount Notes due 2008, Series B (the "Senior Discount Exchange Notes") and by the Company of $300,000,000 aggregate principal amount of its 9 1/8% Senior Subordinated Notes due 2008, Series B (the "Senior Subordinated Exchange Notes" and, together with the Senior Discount Exchange Notes, the "Exchange Notes"). The Senior Discount Exchange Notes are to be offered by Holdings in exchange (the "Senior Discount Exchange Offer") for $87,000,000 aggregate principal amount at maturity of its outstanding 11 1/8% Senior Discount Notes due 2008, Series A (the "Senior Discount Notes"), and the Senior Subordinated Exchange Notes are to be offered by the Company in exchange (the "Senior Subordinated Exchange Offer" and, together with the Senior Discount Exchange Offer, the "Exchange Offers") for $300,000,000 aggregate principal
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amount of its outstanding 9 1/8% Senior Subordinated Notes due 2008, Series A
(the "Senior Subordinated Notes" and, together with the Senior Discount Notes, the "Notes"). The Senior Discount Notes have been, and the Senior Discount Exchange Notes will be, issued under an Indenture dated as of June 5, 1998 between Holdings and Bank One, N.A., as Trustee (the "Trustee") (the "Senior Discount Notes Indenture"). The Senior Subordinated Notes have been, and the Senior Subordinated Exchange Notes will be, issued under an Indenture dated as of June 5, 1998 among the Company, Holdings, as guarantor, and the Trustee (the "Senior Subordinated Notes Indenture" and, together with the Senior Discount Notes Indenture, the "Indentures")

         We have examined the Registration Statement and the Indentures which have been filed with the Commission as Exhibits to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of Holdings and the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.
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         Based upon the foregoing, and subject to the qualifications and limitations stated herein, assuming the Indentures constitute valid and legally binding obligations of the Trustee, when (i) the Indentures have been duly qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and (ii) Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indentures upon the Exchange Offers, we are of the opinion that (x) the Senior Subordinated Exchange Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, (y) Holdings' Guarantee of the Senior Subordinated Exchange Notes under the Senior Subordinated Indenture will constitute valid and legally binding obligations of Holdings, enforceable against Holdings in accordance with its terms and (z) the Senior Discount Exchange Notes will constitute valid and legally binding obligations of Holdings, enforceable against Holdings in accordance with their terms.


         Our opinion set forth in the preceding sentence is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.


         We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the law of the State of New York.

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         We hereby consent to the use of this opinion as an Exhibit to the
Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein.


                                       Very truly yours,

                                       /s/ Simpson Thacher & Bartlett
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                                       SIMPSON THATCHER & BARTLETT